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                                                                    EXHIBIT 15.1





August 9, 1995




Ohio Edison Company and
Ohio Edison Financing Trust:

        We are aware that Ohio Edison Company and Ohio Edison Financing Trust have incorporated by reference in this Registration Statement Ohio Edison Company's Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995, which include our reports dated May 4, 1995 and August 2, 1995, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                                            Very truly yours,



                                                            ARTHUR ANDERSEN LLP